Exhibit 99.1

Genworth Mortgage Insurance Australia Limited

Full Year 2020 Results

SYDNEY 12 February 2021 – Genworth Mortgage Insurance Australia Limited (Genworth or the Company) (ASX: GMA) today reported its financial results for the full year ending 31 December 2020 (FY20)1.

Financial results overview

	2H19	2H20	2H19 v 2H20 (%)		FY19	FY20	FY19 v FY20 (%)
Gross written premium (GWP) ($m)	249.1	322.4	29.4		433.2	561.7	29.7
Underwriting result ($m)	25.6	(60.7)	N.M.	[2]	42.1	(234.0)	N.M.
Insurance profit/(loss) ($m)	30.7	(46.0)	N.M.		108.0	(174.1)	N.M.
Statutory net profit/(loss) after tax (NPAT) ($m)	32.0	(17.6)	N.M.		120.1	(107.6)	N.M.
Underlying net profit/(loss) after tax ($m)[3]	53.9	(18.7)	N.M.		97.0	(104.3)	N.M.
Underlying diluted earnings per share (cps)	13.0	(4.5)	N.M.		23.1	(25.2)	N.M.
Ordinary dividend per share (cps)	7.5	0.0	(100.0)		16.5	0.0	(100.0)

Genworth Chief Executive Officer and Managing Director, Ms. Pauline Blight-Johnston said, “Genworth’s FY20 financial results were materially impacted by the effects of COVID-19 on the economy. Whilst the business achieved strong topline volume growth in Gross Written Premium (GWP), our Statutory and Underlying net profit after tax (NPAT) losses were affected by an increase in reserving to reflect anticipated future claims outcomes arising from the economic impacts of COVID-19.

“During this challenging year, we continued to work closely with our lender customers to support their borrowers, whilst prudently managing portfolio risk and maintaining strong business quality. I am very proud of the resilience and adaptability of our people and their passion for helping Australians in their time of need.

“Importantly, Genworth remains in a strong capital position, able to withstand a wide range of future claims outcomes.”

The FY20 underwriting result of $234.0 million loss was impacted by COVID-19, which led to a write-down of deferred acquisition cost (DAC) of $181.8 million (pre-tax) as at 31 March 2020, and the 18 December 2020 reserving review of $109.1 million (pre-tax). Statutory and Underlying NPAT losses were also affected by lower investment income from declining fixed interest yields, offset by higher realised gains.

The FY20 result includes 4Q20 Net claims incurred of $138.2 million, at the lower end of Genworth’s market guidance range provided on 18 December 2020 for 4Q20 net claims incurred of $135.0 million – $150.0 million.

Key financial measures

	2H19	2H20	2H19 v 2H20 (%)	FY19	FY20	FY19 v FY20 (%)
New insurance written (NIW) ($b)	14.3	18.1	26.9	26.7	31.6	18.1
Net earned premium (NEP) ($m)	150.6	161.2	7.0	298.2	312.0	4.6
Loss ratio (%)	47.1	117.1	N.M.	50.6	92.9	83.6
Closing delinquencies (number)				7,221	6,964	(3.6)
Delinquency rate (%)				0.56	0.58	2 bps
Prescribed capital (PCA) coverage ratio (times)				1.91	1.65	(26 bps	)

[1]

The financial result of Genworth and its subsidiary companies (the Group) is prepared in accordance with Australian Accounting Standards (AAS) adopted by the Australian Accounting Standards Board (AASB), consistent with International Financial Reporting Standards (IFRS).

[2]	N.M. Not Meaningful (increases / decreases > 100%).
[3]

Underlying NPAT excludes after-tax impact of unrealised gains/(losses) on the investment portfolio, and the impact of foreign exchange rates on Genworth’s investment portfolio. The bulk of these foreign exchange exposures are hedged.

Improving economic environment

The Australian economy was severely impacted by the COVID-19 pandemic in 2020, and its resilience was supported by an unprecedented level of Government fiscal policy stimulus, accommodative monetary policy and lender support programs.

COVID-19 proved particularly disruptive for Australia’s labour market. Whilst employment growth strengthened in the fourth quarter, JobKeeper support measures will shortly expire and local lockdowns and border closures continue to occur. The effects of the pandemic were also visible on the Australian housing market with home values initially declining from April to September 2020. Lower mortgage rates, home loan repayment deferrals and government stimulus packages have supported a housing market recovery in the latter part of the year.

Whilst recent economic indicators have been encouraging, economic uncertainty remains as Government stimulus measures are gradually phased out in 2021 and localised outbreaks and lockdowns continue. The economic assumptions of Genworth’s Central Estimate that underpin the Company’s loss forecasting reflect this ongoing uncertainty.

Ongoing LMI volume growth

Genworth delivered strong Lenders Mortgage Insurance (LMI) volume flow growth over the second half of 2020, reflecting a low interest rate environment. New insurance written (NIW) increased as Owner Occupiers and First Home Buyers continued to underpin national housing market growth; and Genworth’s lender customers achieved above market lending growth rates. Higher LMI flow volumes were the main driver of GWP growth, with mix and rate also contributing.

New business underwriting quality remained strong, as Genworth and many of its lender customers applied greater scrutiny in the uncertain economic environment. This business growth is expected to some extent to offset the impact on 2021 GWP of the NAB contract that expired in November 2020.

Claims environment altered by pandemic

During 2020, lender customer programs and government support packages interrupted the typical incidence patterns of delinquencies and claims, leading to lower than anticipated claims activity over the year. To allow for the unusual circumstances, Genworth strengthened reserving in 2020, including increasing the outstanding claims risk margin, and refining its reserving methodology which brought forward the average timing for recognising the liability for expected losses. While reserving has been strengthened, COVID-19 is expected to result in sustained pressure on claims throughout 2021.

The majority of lender programs are now being phased out, although we anticipate that some support is likely to remain in the short term. As at 31 December 2020, most borrowers on repayment deferral arrangements had either opted out or had their loans restructured, with over 8,100 active repayment deferrals remaining from Genworth’s lender customers, down from over 31,000 reported as at 30 September 2020.

Genworth’s level of reported delinquencies continues to be affected by the repayment deferral programs, that have resulted in lower delinquencies and ageing. Despite the reduced number of active delinquencies, the reported delinquency rate has increased as a result of higher policy cancellations.

The reported Loss Ratio of 92.9% reflects an increased level of reserving during the year in response to anticipated future claims arising as a result of COVID-19.

Supporting our customers and people

Genworth responded quickly to the onset of COVID-19, taking actions to decisively and prudently support its people and customers. Genworth’s people successfully transitioned to remote working and together with lender customers, supported borrowers while meeting all contractual service level agreements.

Genworth redirected people to where they were needed the most, to process over 55,000 home loan repayment deferrals and to support the high volumes in new business growth. The Company expanded its Natural Disaster Policy and supported the lender repayment deferral programs and government packages that have been assisting Australians in their time of need. As Genworth manages through the economic recovery, the Company will remain sensitive to borrower circumstances, working closely with lender customers around appropriate hardship solutions to mitigate potential losses.

Strong capital position maintained

As at 31 December 2020, the PCA ratio was 1.65 times on a Group (Level 2) basis, comfortably above the Board’s target range of 1.32 to 1.44 times and representing surplus capital of $203.2 million above the top end of the range. The Company’s cash and investment portfolio market value was $3.4 billion.

Genworth had $190.0 million of 2030 10 non-call 5-year Tier 2 subordinated notes on issue as at 31 December 2020. The Company renewed its $800.0 million reinsurance program, effective 1 January 2021, at a slightly reduced annual premium as a result of refinements to the program structure.

Due to the uncertain economic outlook, APRA’s regulatory guidance and the Company’s statutory NPAT loss, Genworth’s Board concluded it would preserve capital and not pay an interim or final ordinary dividend for 2020. The Board acknowledges the importance of dividends for shareholders and remains committed to resuming dividend payments when it believes it is appropriate to do so, taking into account the impacts of COVID-19 on the Company’s financial and capital position as further information becomes available.

Shaping the business for the future

Execution of the Company’s current strategy over recent years to enhance core capabilities has provided Genworth with a solid foundation to support lender customers over this difficult year. During 2020, the Company undertook a strategic review to revisit organisation priorities in the new operating environment and realign the business structure to support sustainable growth in the years ahead.

The Company is currently finalising a new business strategy that repositions Genworth’s customer value proposition to maintain its market leadership in LMI, as well as achieve sustainable growth through product innovation and complementary product offerings.

Well positioned through the economic recovery

Ms. Blight-Johnston provided concluding remarks on the FY20 results, “Genworth remains focused on supporting our customers and our people as the effects of COVID-19 play out. The Company is well capitalised with a solid balance sheet that ensures we can continue to support lenders and their borrowers both at this time of need and over the longer term.

“Notwithstanding the encouraging momentum in the economy towards the end of last year, recent pandemic outbreaks remind us that there is a long road ahead. In these uncertain times, Genworth is well prepared to manage the business through a range of economic scenarios that may eventuate. We remain supportive of government, regulatory and lender customer programs that assist the recovery and help borrowers navigate challenging circumstances.

“In an unprecedented year, I acknowledge the efforts of our people and the collaborative relationships we have with our lender customers. We are committed to continuing to work together in partnership to help Australians buy homes and remain in their homes in these difficult times.”

GMA FY20 Financial Performance Summary

($ millions)	4Q19	4Q20	4Q19 v 4Q20 (%)	2H19	2H20	2H19 v 2H20 (%)	FY19	FY20	FY19 v FY20 (%)
Gross written premium	134.6	178.7	32.8%	249.1	322.4	29.4%	433.2	561.7	29.7%
Movement in unearned premium	(42.7)	(79.7)	(86.7%)	(63.6)	(126.4)	(98.7%)	(64.8)	(180.4)	N.M.
Gross earned premium	91.9	99.0	7.7%	185.5	196.0	5.7%	368.4	381.3	3.5%
Outward reinsurance expense	(17.5)	(17.5)	—	(34.9)	(34.8)	0.3%	(70.2)	(69.3)	1.3%
Net earned premium	74.4	81.5	9.5%	150.6	161.2	7.0%	298.2	312.0	4.6%
Net claims incurred	(30.8)	(138.2)	N.M. *	(71.0)	(188.8)	N.M.	(150.9)	(289.8)	(92.0%)
Acquisition costs	(12.0)	(1.1)	90.8%	(24.1)	(1.7)	92.9%	(46.9)	(14.4)	69.3%
Deferred acquisition costs write-down*	—	—	N/A	—	—	N/A	—	(181.8)	N.M.
Other underwriting expenses*	(14.7)	(16.4)	(11.6%)	(29.9)	(31.4)	(5.0%)	(58.3)	(60.0)	(2.9%)
Underwriting result	16.9	(74.2)	N.M.	25.6	(60.7)	N.M.	42.1	(234.0)	N.M.
Investment income on technical funds*	(11.7)	3.1	N.M.	5.2	14.7	N.M.	65.9	59.9	(9.1%)
Insurance profit / (loss)	5.2	(71.1)	N.M.	30.7	(46.0)	N.M.	108.0	(174.1)	N.M.
Net investment income on shareholder funds*	6.4	13.2	N.M.	19.0	25.5	34.2%	73.2	30.0	(59.0%)
Financing costs	(2.7)	(2.6)	3.7%	(5.5)	(5.7)	(3.6%)	(11.8)	(10.7)	9.3%
Profit / (loss) before income tax	8.9	(60.5)	N.M.	44.3	(26.2)	N.M.	169.5	(154.8)	N.M.
Income tax expense / (benefit)	(2.0)	18.2	N.M.	(12.3)	8.6	N.M.	(49.4)	47.2	N.M.
Statutory net profit / (loss) after tax	6.9	(42.2)	N.M.	32.0	(17.6)	N.M.	120.1	(107.6)	N.M.
Underlying net profit / (loss) after tax*	27.4	(46.1)	N.M.	53.9	(18.7)	N.M.	97.0	(104.3)	N.M.

*	See footnotes in FY20 Investor Presentation Slide 13

2021 Annual General Meeting

Genworth advises that, in accordance with ASX Listing Rule 3.13.1, its Annual General Meeting will be held on Thursday, 6 May 2021, and the closing date for the receipt of nominations from persons wishing to be considered for election as a director at that meeting is Tuesday, 2 March 2021. A Notice of Meeting will be lodged with ASX closer to the date.

ENDS

For more information, analysts, investors and other interested parties should contact:

Investors:	Media:
Paul O’Sullivan	Iwona Falkiner
Head of Investor Relations	Head of Corporate Affairs
M: +61 499 088 640	M: +61 428 059 965

Conference Call

Date: Friday, 12 February 2021 – 10.00am (Sydney time)

Conference name: Genworth Australia Full Year 2020 Financial Results

Conference ID: 3314579

A replay of the conference call will be available in the Investor Centre on genworth.com.au within 24 hours.

Australia dial-in details: 1800 123 296 (toll free) or +61 2 8038 5221 (toll)

International dial-in details

These numbers are toll-free dial-in numbers for each country listed below. For countries not listed below, the Australian participant toll number listed above can be dialled.

Canada	1855 5616 766	New Zealand	0800 452 782
China	4001 203 085	Singapore	800 616 2288
Hong Kong	30082034	United Kingdom	0808 234 0757
Japan	0120 994 669	United States	1855 293 1544

About Genworth

Genworth Mortgage Insurance Australia Limited (Genworth), through its subsidiary companies Genworth Financial Mortgage Insurance Pty Ltd and Genworth Financial Mortgage Indemnity Ltd (together, the Genworth Group or the Group), is the leading provider of Lenders Mortgage Insurance (LMI) in the Australian residential mortgage lending market. The Genworth Group has been part of the Australian residential mortgage lending market for over 50 years since the Housing Loans Insurance Corporation was founded by the Australian Government in 1965 to provide LMI in Australia. Genworth is currently a subsidiary of Genworth Financial, Inc. and part of the Genworth Financial, Inc. group of companies. The Genworth Financial, Inc. group of companies’ current ownership interest in Genworth is approximately 52% of the issued shares in Genworth.

The release of this announcement was authorised by the Board.

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